Exhibit 23.1

KPMG LLP

Two Financial Center

60 South Street

Boston, MA 02111

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Planet Fitness, Inc.:

We consent to the use of our reports dated March 1, 2018 with respect to the consolidated balance sheets of Planet Fitness Inc. and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income, cash flows and changes in equity for each of the years in the three-year period ended December 31, 2017, and the related notes and financial statement Schedule II-Valuation and Qualifying Accounts (collectively, the “consolidated financial statements”), and the effectiveness of internal controls over financial reporting as of December 31, 2017, incorporated herein by reference.

/s/ KPMG LLP

Boston, Massachusetts

May 9, 2018